EXHIBIT 4.1

TEKNI-PLEX, INC.

Each of the Guarantors PARTY HERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 30, 2009

to

INDENTURE

Dated as of June 10, 2005

Between

TEKNI-PLEX, INC.

each of the Guarantors PARTY THERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

10 7/8 % Senior Secured Notes due 2012

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 30, 2009, between TEKNI-PLEX, INC., a Delaware corporation (the “Company”), the GUARANTORS listed on the signature page hereto (the “Guarantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

WITNESSETH:

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee an Indenture dated as of June 10, 2005 (as amended and supplemented by the First Supplemental Indenture (as defined below), the “Indenture”) by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 10 7/8 % Senior Secured Notes due 2012 (the “Notes”) were issued;

WHEREAS, the Company and the Guarantors executed and delivered to the Trustee a Supplemental Indenture dated as of December 5, 2008 (the “First Supplemental Indenture”) to the Indenture, pursuant to which the Company and the Guarantors amended the provisions of Section 4.03;

WHEREAS, in connection with requests to release Collateral to consummate asset dispositions not prohibited under the Indenture and the Security Documents, Section 10.05(d) of the Indenture permits the Company to not comply with all or any portion of TIA § 314(d) if it determines, in good faith based on the advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral;

WHEREAS, in order to permit the Company to engage in activities in the ordinary course of business that require release of the Collateral, including asset dispositions not prohibited under the Indenture and the Security Documents, and consistent with the interpretation and guidance of TIA § 314(d) set forth by the SEC and its staff in “no action letters,” the Company has requested that the Holders direct the Trustee to execute and deliver an amendment to the Indenture to amend Article 10 to include a new Section 10.09;

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain inapplicable exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees, the Security Documents and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”);

WHEREAS, the Holders that have approved this Supplemental Indenture (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver the Supplemental Indenture;

WHEREAS, consistent with DTC practice, DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Supplemental Indenture as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;

WHEREAS, the Trustee has been directed by the Holders of the requisite principal amount of the Notes to execute and deliver the Supplemental Indenture in its capacity as Trustee;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and each Guarantor and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Company has agreed to indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith; and

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1	AMENDMENT TO COLLATERAL AND SECURITY.

Article 10 of the Indenture is hereby amended to include the following new Section 10.09:

“Section 10.09 Disposition of Collateral Without Release.

(a)       Notwithstanding anything to the contrary in this Article 10, the Company and the Guarantors may, without any release or consent by the Trustee and the Collateral Agent, conduct ordinary course activities with respect to Collateral not otherwise prohibited under this Indenture and the related Security Documents, including, without limitation, (i) selling or leasing products, services or accounts receivable in the ordinary course of business and selling or disposing of damaged, worn-out or obsolete assets in the ordinary course of business; (ii) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iii) granting in the ordinary course of business a non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and (iv) selling or otherwise disposing of cash or Cash Equivalents. The Company shall deliver to the Collateral Agent, within 30 calendar days following the end of each six-month period beginning on February 15 and August 15 of any year, an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period pursuant to this Section 10.09(a) in which no release or consent of the Trustee or the Collateral Agent was obtained in the ordinary course of the Company’s and the Guarantors’ business were not prohibited by this Indenture.

(b)       The fair value of Collateral released from Liens of this Indenture and the Security Documents pursuant to subsection (a) of this Section shall not be considered in determining whether the aggregate fair value of Collateral released from Liens of this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in TIA § 314(d)(1); provided that the Company’s right to rely on this sentence at any time is conditioned upon the Company having furnished to the Collateral Agent the certificates described in subsection (a) of this Section that were required to be furnished to the Collateral Agent at or prior to such time.”

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1	Effect of Supplemental Indenture.

Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. The Trustee may conclusively rely upon such certificate to establish that such Requisite Consents have been obtained. Prior to the Supplemental Indenture becoming effective, the Company shall also deliver to the Trustee an Opinion of Counsel, stating that, in the opinion of such counsel, all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2	Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3	Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture, together with all supplemental indentures effective prior to the date hereof, shall henceforth be read and construed together.

Section 2.4	Confirmation of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5	Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6	Separability.

In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7	Successors and Assigns.

All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors and the Trustee.

Section 2.8	Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9	Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10	Counterparts.

This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written.

TEKNI-PLEX, INC. as Issuer
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

PURETEC CORPORATION
PLASTIC SPECIALTIES AND TECHNOLOGIES, INC.
PLASTIC SPECIALTIES AND TECHNOLOGIES
     INVESTMENTS, INC.
BURLINGTON RESINS, INC.
DISTRIBUTORS RECYCLING, INC.
NATVAR HOLDINGS, INC.
TRI-SEAL HOLDINGS, INC.
TP-ELM ACQUISITION SUBSIDIARY, INC.
TPI ACQUISITION SUBSIDIARY, INC.,
collectively, as Guarantors

By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Ingazio Tamburello
Name: Ignazio Tamburello Title: Vice President